77D.   Policies with respect to security investments

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Foreign Bond (U.S. Dollar-Hedged) Portfolio: Guideline
Changes

The Portfolio will normally hedge at least 80%, rather than 75%, of its exposure to foreign currency.

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Real Return Portfolio: Guideline Changes

The Portfolio may invest at least 80%, rather than 65%, in inflation-indexed bonds.

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High Yield Portfolio: Guideline Changes

Under the new guidelines, the Portfolio may invest at least 80% of its assets in a diversified portfolio of high yield securities rated below investment grade but rated at least Caa (subject to a maximum of 5% of total assets in securities rated Caa) by Moody's or S&P, or, if unrated, determined by PIMCO to be of comparable quality.

The Portfolio may invest up to 25% of its assets
(effective June 1, 2004, all of its assets) in derivative instruments, such as options, futures contracts or swap agreements.

The Portfolio may invest up to 15% of its total assets in euro-denominated securities (effective June 1, 2004, this guideline changed to 20% of total assets in securities denominated in foreign currencies) and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio normally will hedge at least 75% of its exposure to the euro (effective June 1, 2004, to foreign currency) to reduce the risk of loss due to fluctuations in currency exchange rates.

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Short Term Portfolio: Guideline Changes

The Portfolio may invest up to 5% of its total assets
(effective June 1, 2004, the limit increased to 10%) in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers.

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CommodityRealReturn Strategy, Low Duration, Real Return,
StocksPLUS Growth and Income, StocksPLUS Total Return and Total Return Portfolios: Guideline Changes

The Portfolios may invest up to 20% of its total assets
(effective June 1, 2004, the limit increased to 30%) in securities denominated in foreign currencies and may invest beyond this limit in U.S. dollar denominated securities of foreign issuers.